Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

CLEARWATER, FLORIDA, June 11, 2009 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its fourth fiscal quarter and fiscal year ended March 31, 2009.

Revenue was $8.0 million for the fiscal quarter ended March 31, 2009, a decrease of $1.0 million from revenue of $9.0 million for the fiscal quarter ended March 31, 2008.  Net income for the fourth fiscal quarter ended March 31, 2009 was $0.4 million or $.07 per diluted common share compared with net loss of ($0.9) million or ($.15) per diluted common share for the fiscal quarter ended March 31, 2008.

Orders for the fourth fiscal quarter were $14.8 million, an increase of $4.2 million from the same fiscal quarter last year.  Military orders were $12.1 million, an increase of $7.6 million from the fourth fiscal quarter of the previous year and commercial orders were $2.7 million, a decrease of $3.4 million from the fourth quarter of the prior year.

Revenue was $33.7 million for the fiscal year ended March 31, 2009, a decrease of $3.5 million from revenue of $37.2 million for the fiscal year ended March 31, 2008.  Net income for the fiscal year ended March 31, 2009 was $1.6 million or $.28 per diluted common share compared with net income of $0.4 million or $0.06 per diluted common share for the fiscal year ended March 31, 2008.

Orders for the fiscal year were $40.8 million, an increase of $3.4 million from the prior fiscal year.  Military orders were $23.6 million, an increase of $10.0 million from the previous year and commercial orders were $17.2 million, a decrease of $6.7 million from the prior year.

Net cash and cash equivalents and short-term investments were approximately $6.0 million at March 31, 2009, an increase of approximately $2.3 million from March 31, 2008.

Owen Farren, President & CEO said, “Fiscal 09 was a transformational year for TRC.  We made great progress in streamlining our operations to lower our cost of operations and put in place systems that will support our internal growth and acquisition plans.  In October 2008, we received approval from the U.S. Government for a manufacturing license agreement with our subsidiary in Honduras in accordance with International Traffic in Army Regulations (ITAR).  We have already begun to transition work to our facility in Honduras which will primarily be completed in our second fiscal quarter of FY2010 and should have the effect of reducing our cost of sales.  Additionally, our Clearwater facility was certified under ISO 9000:2008.  We have further developed our engineering capabilities and are working on advanced designs with complex firmware and electronics as well as electrical and electromechanical capabilities.  These advanced engineering capabilities have enabled us to expand our design and low cost partnerships with key customers.”

The fourth quarter dividend of $.02 per share was paid on April 15, 2009 to shareholders of record as of March 31, 2009.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008
Revenue:
Commercial	3,562	5,930	18,582	22,680
Military	4,215	2,942	14,674	14,152
Royalties	207	132	477	328
Total Revenue	7,984	9,004	33,733	37,160

Cost of sales	5,126	8,071	22,266	27,900
Gross profit	2,858	933	11,467	9,260

Operating expenses:
Selling and marketing	687	689	2,899	2,756
General and administrative	954	1,214	4,627	4,463
Research and development	665	474	2,381	1,904
Total Operating Expenses	2,306	2,377	9,907	9,123

Income (loss) from operations	552	(1,444)	1,560	137

Other income (expense)
Other income, net	45	34	590	182
Interest expense	-	-	(10)	(75)
Other income (expense), net	45	34	580	107

Income before income taxes	597	(1,410)	2,140	244
Income tax expense (benefit)	208	(526)	500	(112)
Net income (loss)	389	(884)	1,640	356

Earnings per common share:
Basic	0.07	(0.15)	0.28	0.06
Diluted	0.07	(0.15)	0.28	0.06

Weighted average number of common shares outstanding:
Basic	5,890,828	5,889,828	5,890,828	5,889,136
Diluted	5,899,814	5,915,319	5,897,237	5,958,336

Dividend Paid	0.02	0.02	0.08	0.08

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	March 31,	March 31,
	2009	2008
Current assets:
Cash and cash equivalents	2,954	2,132
Short-term investments	3,996	1,495
Accounts receivable, net	5,372	6,573
Other receivables	-	869
Income taxes receivable	631	197
Inventories	8,013	7,788
Deferred income taxes	622	1,446
Prepaid expenses and other current assets	265	258
Total current assets	21,853	20,758

Property, plant and equipment, net	3,189	3,684
Intangible assets (net)	404	463
Other assets	33	45
Total Assets	25,479	24,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	1,309	3,111
Unsettled treasury obligation	998	-
Accrued expenses	1,422	1,781
Accrued dividends	121	132
Total current liabilities	3,850	5,024
Income taxes payable	111	-
Deferred income taxes	37	37
Total liabilities	3,998	5,061

Stockholders' equity:
Common stock	3,015	3,015
Additional paid-in capital	9,982	9,568
Retained earnings	8,524	7,346
Common stock held in treasury	(40)	(40)
Total stockholders' equity	21,481	19,889
Total liabilities and stockholders’ equity	25,479	24,950